Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated May 18, 2026, except for the retrospective presentation of the June 29, 2026 share split as described in Note 9, as to which the date is June 30, 2026, with respect to the financial statements of Three Lions Acquisition Corp. included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAS P.C.

New York, New York

August 21, 2026